LOAN AGREEMENT

Dated as of November 10, 2008

between

ISECURETRAC CORP.
as Borrower

and

CRESTPARK LP, INC.
as Lender

relating to

$750,000 Revolving Credit Commitment
$1,750,000 Equipment Term Commitment

-i-

-ii-

-iii-

LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement"), dated as of November 10, 2008, is between ISECURETRAC CORP., a Delaware corporation (the "Borrower"), and CRESTPARK LP, INC. (the "Lender").

RECITALS:

The Borrower has requested that the Lender extend credit to the Borrower as described in this Agreement. The Lender is willing to make such credit available to the Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.1 Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Document made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1.1 or in the provision, section or recital referred to below:

"36 Month Note" has the meaning for such term set forth in Section 2.1(b)(v) of this Agreement.

"Advance" means an advance by the Lender to the Borrower pursuant to Article II.

"Affiliate" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds twenty percent (20%) or more of any class of voting stock of such Person; or (c) twenty percent (20%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, for purposes of this Agreement, in no event shall the Lender be deemed an Affiliate of the Borrower or any of its Subsidiaries or Affiliates.

"Agreement" has the meaning set forth in the introductory paragraph hereto, as the same may, from time to time, be amended, modified, restated, renewed, waived, supplemented, or otherwise changed, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

"Applicable Rate" means twelve percent (12%).

"Borrower" means the Person identified as such in the introductory paragraph hereof, and its successors and assigns.

"Business Day" means a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Dallas, Texas are authorized or required by law to be closed. Unless otherwise provided, the term "days" when used herein shall mean calendar days.

"Certain Ancillary Equipment" means equipment required under the Borrower's contracts with its customers, other than System 5000 units of equipment and later generations of such units, if any.

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

"Collateral" has the meaning for such term set forth in Section 4.1 of this Agreement.

"Constituent Documents" means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization and operating agreement or regulations; and (g) in the case of any other entity, its organizational and governance documents and agreements.

"Debt" means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business, (d) all capitalized lease obligations of such Person, (e) all Debt or other obligations of others guaranteed by such Person, (f) all obligations secured by a Lien existing on Property owned by such Person, (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person, (i) any liability under a sale and leaseback transaction that is not a capitalized lease obligation, (j) any obligation under any so-called "synthetic leases", (k) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments, (l) any obligations under any swap or hedge agreement, and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

"Default" means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

"Default Rate" means the lesser of (a) the Maximum Lawful Rate or (b) the Applicable Rate plus four percent (4%).

"Dispute" means any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, this Agreement and each other document, contract and instrument required hereby or now or hereafter delivered to Lender in connection herewith, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the foregoing documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the foregoing documents.

"Dollars" and "$" mean lawful money of the United States of America.

"Environmental Laws" means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as the same may be amended or supplemented from time to time.

"Environmental Liabilities" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

"Equipment Advance" means any Advance made by Lender to the Borrower pursuant to Section 2.1(b) of this Agreement.

"Equipment Advance Request Form" means a certificate, substantially in the form of Exhibit D attached hereto, properly completed and signed by the Borrower requesting an Equipment Advance, providing notice of a borrowing of an Equipment Advance.

"Equipment Term Commitment" means the obligation of the Lender to make Equipment Advances pursuant to Section 2.1(b) in an aggregate principal amount of up to One Million Seven Hundred Fifty Thousand and No/100 Dollars ($1,750,000), subject, however to termination pursuant to Section 9.2.

"Equipment Term Loan" means any Equipment Advance made by the Lender to the Borrower pursuant to Section 2.1(b) of this Agreement, and shall include any Equipment Advances converted into 36 Month Notes pursuant to the terms of Section 2.1(b)(v).

"Equipment Term Loan Maturity Date" means July 1, 2010, or such earlier date on which the Equipment Term Loan becomes due and payable as provided in this Agreement. To the extent that any Equipment Advances are converted into 36 Month Notes pursuant to the terms of Section 2.1(b)(v), the Equipment Term Loan Maturity Date shall be deemed to be the same as the maturity date of the 36 Month Note with the latest maturity date.

"Equipment Term Note" means the promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit C hereto, and all amendments, extensions, renewals, replacements, increases and modifications thereof. As applicable, the term "Equipment Term Note" shall also include each 36 Month Note entered into pursuant to the terms of this Agreement.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

"ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

"Event of Default" has the meaning specified in Section 9.1.

"GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

"Governmental Authority" means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

"Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"Hazardous Material" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

"Interest Payment Date" means the last Business Day of each fiscal quarter, the Equipment Term Loan Maturity Date and the Revolving Maturity Date.

"Lien" means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

"Loan" means an extension of credit by the Lender to the Borrower pursuant to Article II.

"Loan Documents" means this Agreement, the Security Documents, any guaranty, and all promissory notes, assignments, letters of credit, and other instruments, documents, supplements, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, supplements and agreements may be amended, modified, renewed, restated, extended, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time.

"Loan Parties" means the Borrower and its Subsidiaries and their successors and assigns.

"Material Adverse Effect" means, at any time, (a) a material adverse effect or change on the business, assets, properties, liabilities, results of operations, condition (financial or otherwise), prospects or solvency of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect or change on the ability of any Obligated Party to perform its material obligations under any of the Loan Documents or (c) an adverse effect or change on the legality, binding effect or enforceability of any material provision of any Loan Document or affecting in any material respect the rights and remedies of the Lender thereunder. The existence of a Material Variance shall constitute a Material Adverse Effect.

"Material Variance" means a variation of more than five percent (5%), calculated on a monthly basis, with respect to the financial forecasts set forth on Exhibit F.

"Maximum Lawful Rate" means, at any time, the maximum non-usurious rate of interest which may be charged, contracted for, taken, received or reserved by the Lender in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Lawful Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Lawful Rate resulting from a change in the Maximum Lawful Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Lawful Rate. For purposes of determining the Maximum Lawful Rate under Texas Law, the applicable rate ceiling shall be the applicable weekly ceiling described in, and computed in accordance with, Chapter 303 of the Texas Finance Code, as the same may be amended.

"Multiemployer Plan" means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

"Notes" means, collectively, all promissory notes, including but not limited to the Revolving Credit Note and the Equipment Term Note executed at any time by the Borrower and payable to the order of the Lender, as amended, renewed, replaced, extended, supplemented, consolidated, restated, modified, otherwise changed and/or increased from time to time ("Note" means any of such Notes).

"Obligated Party" means the Borrower and any other Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations, or any part thereof, grants any Collateral or executes any Loan Document.

"Obligations" means all obligations, indebtedness, and liabilities of the Borrower and any other Obligated Party to the Lender or Affiliates of the Lender, or both, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, any swap or other hedge agreements maintained with the Lender, the other Loan Documents, any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any insolvency, reorganization or similar proceeding) and all reasonable attorneys' fees and other expenses incurred in the enforcement or collection thereof.

"Other Taxes" has the meaning for such term set forth in Section 3.3(b) of this Agreement.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

"Permanent Equipment Financing" means financing obtained for the purchase of equipment, which may be in the form of a loan, sale-leaseback arrangement, lease, or other form of equipment financing.

"Person" means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person's heirs, administrators, personal representatives, executors, successors and assigns.

"Permitted Liens" shall have the meaning set forth in Section 8.2.

"Plan" means any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

"Principal Office" means the principal office of the Lender, presently located at c/o Sammons Corporation, 5949 Sherry Lane, Suite 1900, Dallas, Texas 75225.

"Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

"Property" of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

"Release" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of Property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or Property.

"Remedial Action" means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

"Reportable Event" means any of the events set forth in Section 4043 of ERISA.

"Revolving Credit Advance Request Form" means a certificate, substantially in the form of Exhibit D attached hereto, properly completed and signed by the Borrower requesting a Revolving Credit Advance, providing notice of a borrowing of a Revolving Credit Advance.

"Revolving Credit Advance" means any Advance made by the Lender to the Borrower pursuant to Section 2.1(a) of this Agreement.

"Revolving Credit Commitment" means the obligation of the Lender to make Revolving Credit Advances pursuant to Section 2.1(a) in an aggregate principal amount at any time outstanding up to but not exceeding Seven Hundred Fifty Thousand and No/100 Dollars ($750,000), subject, however, to termination pursuant to Section 9.2.

"Revolving Credit Note" means the promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A hereto, and all amendments, extensions, renewals, replacements, increases and modifications thereof.

"Revolving Maturity Date" means July 1, 2010, or such earlier date on which the Revolving Credit Commitment terminates and such amounts thereunder become due and payable as provided in this Agreement.

"Security Agreement" means the Security Agreement executed in favor of the Lender, in substantially the form of Exhibit B hereto, as the same may be amended, restated, supplemented, modified, or changed from time to time.

"Security Documents" means each and every Security Agreement, guaranty, pledge, mortgage, deed of trust, deposit account control agreement, intellectual property security agreement, or other collateral security agreement required by or delivered to the Lender from time to time to secure the Obligations or any portion thereof, including all such other documents, agreements, supplements, and instruments executed in connection herewith, all as may be amended, modified, renewed, restated, extended, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time.

"Series C Preferred Stock" means the Borrower's Series C 8% Cumulative, Compounding Exchangeable Preferred Stock, par value $.01 per share.

"Subsidiary" means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of the Subsidiaries or by the Borrower and one or more of the Subsidiaries; and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by the Borrower and the Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

"Taxes" means all taxes, levies, assessments, fees, withholdings or other charges at any time imposed by any laws or Governmental Authority.

"UCC" means the Uniform Commercial Code as in effect in the State of Texas.

"Uncommitted Units" means System 5000 units that the Borrower holds in inventory that have not been allocated or committed to a particular customer pursuant to a written commitment with such customer.

Section 1.2 Accounting Matters. Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the date of this Agreement unless the Borrower and the Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

Section 1.3 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

ARTICLE II

Loans and Advances

Section 2.1 The Loans.

(a) Revolving Credit Advances. Subject to the terms and conditions of this Agreement, the Lender agrees to make one or more Revolving Credit Advances to the Borrower from time to time from the date of this Agreement to, but not including, the Revolving Maturity Date, in an aggregate principal amount at any time outstanding up to, but not exceeding, the amount of the Revolving Credit Commitment. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, repay, and reborrow hereunder.

(i) The Revolving Credit Note. The obligation of the Borrower to repay the Revolving Credit Advances and interest thereon shall be evidenced by the Revolving Credit Note executed by the Borrower, payable to the order of the Lender, in the maximum principal amount of the Revolving Credit Commitment as originally in effect and dated the date hereof.

(ii) Repayment of Revolving Credit Advances. The Borrower shall repay the unpaid principal amount of all Revolving Credit Advances on the Revolving Maturity Date, unless sooner due by reason of acceleration by the Lender as provided in this Agreement.

(iii) Interest on Revolving Credit Advances. Interest on each Revolving Credit Advance at the Applicable Rate shall be due and payable in arrears on each Interest Payment Date, beginning on December 31, 2008, and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any bankruptcy law.

(iv) Revolving Credit Borrowing Procedure.

(A) Each borrowing shall be made upon the Borrower's irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 2:00 p.m. three Business Days prior to the requested date of any borrowing. Each such telephonic notice must be confirmed promptly by delivery to the Lender of a written Revolving Credit Advance Request Form, appropriately completed and signed by the Borrower. Each Revolving Credit Advance Request Form (whether telephonic or written) shall specify (1) the requested date of the borrowing (which shall be a Business Day) and (2) the principal amount of the Revolving Credit Advance to be borrowed. No more than one Revolving Credit Advance may be requested during any calendar week, and no Revolving Credit Advance may be requested during any calendar week in which a prepayment of any Revolving Credit Advance is made.

(B) Revolving Credit Advances shall be in a minimum amount of $50,000 (or such lesser amount that exhausts any remaining availability under the Revolving Credit Commitment).

(C) The Lender shall have no liability to the Borrower for any loss or damage suffered by the Borrower as a result of the Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to the Lender by the Borrower and the Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.

(D) Upon satisfaction of all applicable conditions, the Lender shall make the proceeds of each Revolving Credit Advance available to the Borrower in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

(v) Reduction or Termination of Revolving Credit Commitment. The Borrower shall have the right to terminate in whole or reduce in part the unused portion of the Revolving Credit Commitment upon at least three (3) Business Days prior notice (which notice shall be irrevocable) to the Lender specifying the effective date thereof, whether a termination or reduction is being made, and the amount of any partial reduction, provided that each partial reduction shall be in the amount of $50,000 or an integral multiple thereof and the Borrower shall simultaneously prepay the amount by which the unpaid principal amount of the Revolving Credit Advances exceeds the Revolving Credit Commitment (after giving effect to such notice) plus accrued and unpaid interest on the principal amount so prepaid. The Revolving Credit Commitment may not be reinstated after it has been terminated or reduced.

(b) Equipment Term Loan. Subject to the terms and conditions of this Agreement, the Lender agrees to make one or more Equipment Advances to the Borrower from time to time from the date of this Agreement to, but not including, the Equipment Term Loan Maturity Date, in the aggregate principal amount at any time outstanding up to, but not exceeding, the amount of the Equipment Term Commitment. Amounts borrowed and repaid may not be reborrowed.

(i) The Equipment Term Note. The obligation of the Borrower to repay the Equipment Term Loan and interest thereon shall be evidenced by the Equipment Term Note executed by the Borrower, payable to the order of the Lender, in the maximum principal amount of Equipment Term Commitment as originally in effect and dated the date hereof.

(ii) Repayment of Principal. Unless an Equipment Advance has been converted pursuant to subsection (v) hereof, the Borrower shall repay the unpaid principal amount of each Equipment Advance made under the Equipment Term Loan on the Equipment Term Loan Maturity Date, unless sooner due by reason of acceleration by the Lender or pursuant to any mandatory prepayment as provided in this Agreement. Notwithstanding anything to the contrary contained within the foregoing, the Lender, at its sole discretion may agree that any Equipment Advance shall not be repaid according to the terms of this subsection (ii), but shall instead be subject to conversion pursuant to subsection (v) hereof.

(iii) Interest on Equipment Advances. Interest on each Equipment Advance that has not otherwise been paid under subsection (ii) hereof or converted under subsection (v) hereof shall be due and payable at the Applicable Rate in arrears on each Interest Payment Date, beginning on December 31, 2008, and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any bankruptcy law.

(iv) Equipment Term Loan Borrowing Procedure.

(A) Each borrowing shall be made upon the Borrower's irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 2:00 p.m. three Business Days prior to the requested date of any borrowing. Each such telephonic notice must be confirmed promptly by delivery to the Lender of a written Equipment Advance Request Form, appropriately completed and signed by the Borrower. Each Equipment Advance Request Form (whether telephonic or written) shall specify (1) the requested date of the borrowing (which shall be a Business Day) and (2) the principal amount of the Equipment Advance to be borrowed. No more than one Equipment Advance may be requested during any calendar week.

(B) Equipment Advances shall be in a minimum amount of $50,000 (or such lesser amount that exhausts any remaining availability under the Equipment Term Commitment).

(C) The Lender shall have no liability to the Borrower for any loss or damage suffered by the Borrower as a result of the Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to the Lender by the Borrower and the Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.

(D) Upon satisfaction of all applicable conditions, the Lender shall make the proceeds of each Equipment Advance available to the Borrower in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

(v) Conversion of Equipment Advances. At the Lender's sole discretion, all or any portion of one or more Equipment Advances that have been outstanding for more than 30 days without being repaid in full may, rather than being repaid according to subsection (ii) hereof, be converted into one or more separate term notes extending for a period of 36 months following the date of such conversion. Such separate term notes (each, a "36 Month Note") shall be evidenced by a new promissory note in the form of Exhibit G attached hereto. Interest shall accrue on each 36 Month Note at the Applicable Rate, and shall be subject to the terms of this Agreement. Payments of principal and accrued interest shall be paid monthly, on the last Business Day of each month, as set forth in each 36 Month Note. Upon the conversion of any Equipment Advance to a 36 Month Note, all accrued but unpaid interest with respect to such Equipment Advance shall be due and payable as of the conversion date.

Section 2.2 General Provisions Regarding Interest; Etc.

(a) Applicable Rates for Loans. Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (A) the Maximum Lawful Rate and (B) the Applicable Rate.

(b) Default Rate. If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter, upon the giving of prior written notice by Lender to Borrower, bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws. Furthermore, while any default or event of default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Maximum Rate Limitations. If at any time the rate of interest applicable to any portion of the Loans would exceed the Maximum Lawful Rate but for the provisions thereof limiting interest to the Maximum Lawful Rate, then any subsequent reduction shall not reduce the rate of interest on the Loans below the Maximum Lawful Rate until the aggregate amount of interest accrued on the Loans equals the aggregate amount of interest which would have accrued on the Loans if the interest rate had not been limited by the Maximum Lawful Rate.

(d) Computations of Rate. All computations of fees and interest shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest shall accrue on each Loan from the day on which the Loan is made, or any portion thereof, until the day on which the Loan or such portion is paid.

(e) Capital Adequacy. If after the date hereof, the Lender shall have determined that any central bank or other Governmental Authority properly authorized to do so has adopted or implemented (and has taken all necessary action to legally adopt or implement) any applicable law, rule, or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, compliance with which by the Lender would have the effect of reducing the rate of return on the Lender's capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which the Lender could have achieved but for such adoption, implementation, change, or compliance (taking into consideration the Lender's policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within ten (10) Business Days after demand by the Lender, the Borrower shall pay to the Lender (or its parent) such additional amount or amounts as will compensate the Lender for such reduction. The Lender will give the Borrower notice of any event occurring after the date of this Agreement which will entitle the Lender to compensation pursuant to this Section promptly after it obtains knowledge thereof and determines to request such compensation, and no claim by the Lender for compensation under this Section shall in any case be made until such time as the Lender determines that it is legally required to comply with such law, rule, regulations or change thereto giving rise to such claim. A certificate of the Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, the Lender may use any reasonable averaging and attribution methods.

Section 2.3 Use of Proceeds. The proceeds of the Revolving Credit Advances shall be used by the Borrower for working capital purposes in the ordinary course of business; provided, however, that no Revolving Credit Advance shall be used for equipment purchases or capital expenditures, except for the purchase of Certain Ancillary Equipment required under contracts currently in existence as of the date of this Agreement or entered into subsequent to the date of this Agreement. The proceeds of the Equipment Term Loan shall be used to purchase System 5000 units of equipment and later generations of such units, if any, but shall be used only to the extent that the Borrower is not able to secure reasonable Permanent Equipment Financing with another lender on customary terms and conditions.

Section 2.4 Evidence of Debt. The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be presumed to be correct absent manifest error of the amount of the Loans made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.

ARTICLE III

Payments and Fees

Section 3.1 Method of Payment. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and the other Loan Documents shall be made to the Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided in the Notes.

Section 3.2 Voluntary and Mandatory Prepayments.

(a) The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay any Loan in whole or in part without premium or penalty; provided that, and notwithstanding anything to the contrary contained in this Agreement, such notice must be received by the Lender not later than 2:00 p.m. on the date of prepayment. Such notice shall specify the date and amount of such prepayment. Each voluntary prepayment shall be in a minimum amount of $50,000 or such lesser amount as may then be outstanding and required to fully repay such Loan or such lesser amount as may be payable in accordance with the provisions of Section 3.2(b). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. No more than one voluntary prepayment under the Equipment Term Loan shall be made within any calendar week. No more than one voluntary prepayment with respect to the Revolving Credit Advances shall be made within any calendar week, and no voluntary prepayment with respect to any Revolving Credit Advances shall be made during any calendar week in which a Revolving Credit Advance is requested.

(b) The Borrower shall make a mandatory prepayment of all outstanding Equipment Advances in an amount equal to all Permanent Equipment Financing obtained by the Borrower after the date hereof and relating to equipment financed with the Equipment Advances.

Section 3.3 Taxes.

(a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 3.1, free and clear of and without deduction for any and all present or future Taxes, excluding, in the case of Lender, taxes imposed on its income, and franchise and other taxes imposed on Lender, by the jurisdiction under the laws of which Lender is organized or is or should be qualified to do business or any political subdivision thereof and Taxes imposed on its income by the jurisdiction of Lender's lending office or any political subdivision thereof. If Borrower shall be required by Law to deduct any Taxes (i.e., Taxes for which Borrower is responsible under the preceding sentence) from or in respect of any sum payable hereunder or under the Note to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.3) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Loan Documents from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as "Other Taxes").

(c) Borrower will indemnify Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.3) for which Borrower is liable pursuant to this Section 3.3 paid by Lender (as the case may be) or any liability (including penalties and interest) arising therefrom or with respect thereto. Upon written notice from Lender of a statement setting forth the amounts to be owed hereunder, this indemnification shall be made 30 days from the date Lender makes written demand therefor. This indemnity shall survive the termination of this Agreement.

(d) Within 30 days after the date of any payment of Taxes, Borrower will furnish to Lender, upon Lender's request, the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 3.3 shall survive the payment in full of the Obligations.

Section 3.4 Unused Fees. Accrued unused fees shall be due and payable in arrears on the last day of each fiscal quarter, beginning on December 31, 2008 through the date on which both the Revolving Credit Commitment and the Equipment Term Commitment have terminated. The unused fee applicable to the Revolving Credit Commitment shall be equal to 0.25% per annum (computed on the basis of a 365-day year or, as applicable, 366-day year, actual days elapsed) on the average daily unused amount of the Revolving Credit Commitment, and the unused fee applicable to the Equipment Term Commitment shall be equal to 0.25% per annum (computed on the basis of a 365-day year or, as applicable, 366-day year, actual days elapsed) on the average daily unused amount of the Equipment Term Commitment.

ARTICLE IV

Security

Section 4.1 Collateral. To secure full and complete payment and performance of the Obligations under the Equipment Term Loan, the Borrower shall execute and deliver or cause to be executed and delivered all of the Security Documents required by the Lender covering Collateral described in such Security Documents consisting of the equipment being financed by the applicable Equipment Advance (which, together with any other collateral described in each Security Agreement, and any other Property which may now or hereafter secure the Obligations, under the Equipment Term Loan or any part thereof, is sometimes herein called the "Collateral"). The Borrower shall execute, or cause to be executed and authorizes the execution and/or filing thereof by the Lender, such further documents and instruments, including without limitation, Uniform Commercial Code financing statements, as the Lender deems reasonably necessary or desirable to create, evidence, preserve, and perfect its Liens and security interests in the Collateral. The Revolving Credit Advances shall be unsecured.

Section 4.2 Setoff. If an Event of Default shall have occurred and be continuing, the Lender shall have the right to set off and apply against the Obligations in such manner as the Lender may determine, at any time and without notice to the Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from the Lender to the Borrower whether or not the Obligations are then due. As further security for the Obligations, the Borrower hereby grants to the Lender a security interest in all money, instruments, and other property of the Borrower now or hereafter held by the Lender, including, without limitation, property held in safekeeping. In addition to the Lender's right of setoff and as further security for the Obligations, the Borrower hereby grants to the Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of the Borrower now or hereafter on deposit with or held by the Lender and all other sums at any time credited by or owing from the Lender to the Borrower. The rights and remedies of the Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Lender may have.

ARTICLE V

Conditions Precedent

Section 5.1 Initial Extension of Credit. The obligation of the Lender to make the initial Advance under any Note is subject to the condition precedent that the Lender shall have received on or before the day of such Advance all of the following, each dated (unless otherwise indicated) as of the date hereof, in form and substance satisfactory to the Lender:

(a) Resolutions. Resolutions of the Board of Directors (or other governing body) of each Loan Party certified by the Secretary or an Assistant Secretary (or other custodian of records) of such Loan Party, which authorize the execution, delivery, and performance by such Loan Party, of this Agreement and the other Loan Documents to which such Loan Party is or is to be a party;

(b) Incumbency Certificate. A certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which each Loan Party is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such Persons;

(c) Constituent Documents. The Constituent Documents for each Loan Party as of a date acceptable to the Lender;

(d) Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization of each Loan Party as to the existence and good standing of such Loan Party, each dated within forty-five (45) days prior to the date of the initial Advance;

(e) Notes. The applicable Note or Notes executed by the Borrower;

(f) Security Documents. The Security Documents executed by the Borrower and other Obligated Parties;

(g) Insurance Matters. Copies of insurance certificates describing all insurance policies required by Section 7.5, together with loss payee, additional insured, and lender endorsements in favor of the Lender with respect to all insurance policies covering the Collateral and the Loan Parties;

(h) UCC Searches. The results of a Uniform Commercial Code searches showing all financing statements and other documents or instruments on file against each Loan Party in the office of the Secretary of State of such Loan Party's state of organization, such searches to be as of a date no more than thirty (30) days prior to the date of the initial Advance;

(i) Attorneys' Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys' fees) referred to in Section 10.1, to the extent incurred and invoiced prior to closing, shall have been paid in full by the Borrower; and

(j) Additional Documentation. The Lender shall have received such additional approvals, opinions, or documents as the Lender or its legal counsel may reasonably request.

Section 5.2 All Extensions of Credit. The obligation of the Lender to make any Advance (including the initial Advance) is subject to the following additional conditions precedent:

(a) Request for Advance. The Lender shall have received, in accordance with this Agreement, an Advance Request Form pursuant to the Lender's requirements dated the date of such Advance and executed by an authorized officer of the Borrower;

(b) No Default, Material Adverse Effect. No Default or Material Adverse Effect shall have occurred and be continuing, or would result from or after giving effect to such Advance;

(c) No Material Variance. The Borrower's Chief Executive Officer and Chief Financial Officer shall have each certified that neither a Material Adverse Effect nor a Material Variance shall have occurred and be continuing, and, in the case of an Equipment Advance, that its number of Uncommitted Units does not exceed 200; and

(d) Representations and Warranties. All of the representations and warranties contained in Article VI hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent such representations and warranties speak to a specific date.

Section 5.3 Material Variances. To the extent that the certifications required by Section 5.2(c) can not be made, the Borrower shall also provide a written explanation describing the Material Adverse Effect or Material Variance, or the number of Uncommitted Units it holds, and the corrective actions being taken with respect thereto. Lender shall have the sole and absolute right to determine whether it will fund any Advance while such corrective actions are pending.

ARTICLE VI

Representations and Warranties

To induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender that:

Section 6.1 Organizational Existence. Each Loan Party (a) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Each Loan Party has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 6.2 Financial Statements; Etc. The Borrower has delivered to the Lender Borrower-prepared consolidated balance sheets and related statements of income of Borrower as at and for the fiscal year ended December 31, 2007, and as at and for the six-month period ended June 30, 2008. Such financial statements are true and correct and fairly present the financial condition of the Borrower as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Borrower nor any of its Subsidiaries have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements or arising in the ordinary course of business. There has been no Material Adverse Effect on the Borrower or any of its Subsidiaries since the effective date of the most recent financial statements referred to in this Section. All projections delivered by the Borrower to the Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to the Lender, it being recognized by Lender, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results included in such projections and such differences may be material.

Section 6.3 Action; No Breach. The execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite corporate action on the part of the Borrower and do not and will not (a) violate or conflict with, or result in a breach of, or require any further consent under (i) Constituent Documents of the Borrower or any of its Subsidiaries, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator where the failure to comply is reasonably likely to result in a Material Adverse Effect, or (iii) any material agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or subject, or (b) result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any Subsidiary, other than Permitted Liens.

Section 6.4 Operation of Business. The Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, except where the failure to so possess would not have a Material Adverse Effect, and the Borrower and each of its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing.

Section 6.5 Litigation and Judgments. Except as set forth on Schedule 6.5, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting Borrower or any of its Subsidiaries, that would, if adversely determined, have a Material Adverse Effect on Borrower or its Subsidiaries. Except as set forth on Schedule 6.5, there are no outstanding judgments against Borrower or any Subsidiary of the Borrower.

Section 6.6 Rights in Property; Liens. The Borrower and each of its Subsidiaries have good title to or valid leasehold interests in their respective Property, including the Property reflected in the financial statements described in Section 6.2, and none of the Property of Borrower or any Subsidiary is subject to any Lien, except as permitted by Section 8.2.

Section 6.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which Borrower is party, when delivered, shall constitute legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights.

Section 6.8 Approvals. Except as set forth on Schedule 6.8, no authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party or the validity or enforceability thereof.

Section 6.9 Debt. The Borrower and its Subsidiaries have no Debt, except as permitted in Section 8.1.

Section 6.10 Taxes. Except as set forth on Schedule 6.10, the Borrower and each Subsidiary have filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, Property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are currently due and payable. The Borrower knows of no pending investigation of Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of Borrower or any Subsidiary except as set forth on Schedule 6.10.

Section 6.11 Use of Proceeds; Margin Securities. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 6.12 ERISA. Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

Section 6.13 Disclosure. No statement, information, report, representation, or warranty made by Borrower in this Agreement or in any other Loan Document or furnished to the Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading. There is no fact known to Borrower which has a Material Adverse Effect, or which might in the future have a Material Adverse Effect, on the Borrower or any Subsidiary that has not been disclosed in writing to the Lender.

Section 6.14 Subsidiaries, Ventures, Etc. The Borrower has no Subsidiaries, Affiliates or joint ventures or partnerships other than those listed on Schedule 6.14. Schedule 6.14 sets forth the jurisdiction of incorporation or organization of each such Person and the percentage of the Borrower's ownership interest in such Person. All of the outstanding capital stock or other ownership interests of each Person described in Schedule 6.14 has been validly issued, is fully paid, and is nonassessable.

Section 6.15 Agreements. Except as set forth on Schedule 6.15, neither Borrower nor any Subsidiary is a party to any indenture, loan, or credit agreement (other than this Agreement), or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction which could have a Material Adverse Effect on Borrower or any Subsidiary. Neither Borrower nor any Subsidiary is in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

Section 6.16 Compliance with Laws. Neither the Borrower nor any Subsidiary is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

Section 6.17 Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 6.18 Intellectual Property. Each Loan Party owns, or is licensed to use, all intellectual property necessary to conduct its business as currently conducted except for such intellectual property the failure of which to own or license could not reasonably be expected to have a Material Adverse Effect. Each Loan Party will maintain the patenting and registration of all intellectual property deemed useful or necessary by such Loan Party with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority and will, if deemed advisable by such Loan Party, promptly patent or register, as the case may be, all new intellectual property and notify the Lender in writing ten (10) Business Days prior to filing any such new patent or registration.

Section 6.19 Permanent Equipment Financing. The Borrower is actively seeking Permanent Equipment Financing from one or more additional lenders.

ARTICLE VII

Affirmative Covenants

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Revolving Credit Commitment or Equipment Term Commitment hereunder, the Borrower will perform and observe the following positive covenants, unless the Lender shall otherwise consent in writing:

Section 7.1 Reporting Requirements. The Borrower will furnish to the Lender:

(a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2008, a copy of the annual audit report of the Borrower and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth (beginning with the 2009 year-end financial statements) in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to the Lender, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope;

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of an unaudited financial report of the Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow, all in reasonable detail certified by the chief financial officer or comparable officer of Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of the Borrower and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein;

(c) Monthly Financial Statements. As soon as available, and in any event within twenty (20) days after the end of each fiscal month, a copy of an unaudited financial report of the Borrower and its Subsidiaries as of the end of such fiscal month and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow, and containing an update and comparison to the items contained in Exhibit F hereto, all in reasonable detail certified by the chief financial officer or comparable officer of Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of the Borrower and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein;

(d) Tax Returns. As soon as available, and in any event within ten (10) days after the same has been filed, copies of the federal income tax returns filed by the Borrower;

(e) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, could have a Material Adverse Effect on the Borrower or such Subsidiary;

(f) Notice of Default. As soon as possible and in any event within ten (10) days after the occurrence of each Default, a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(g) ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which the Borrower or any Subsidiary files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five (5) days after Borrower or any Subsidiary knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer or comparable officer of the Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that Borrower proposes to take with respect thereto;

(h) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any party other than the Lender pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section;

(i) Notice of Material Adverse Effect. As soon as possible and in any event within five (5) days after the occurrence thereof, written notice of any matter that is reasonably likely to have a Material Adverse Effect on the Borrower or any Subsidiary; and

(j) General Information. Promptly, such other information concerning the Borrower, any Subsidiary or any other Obligated Party as the Lender may from time to time reasonably request.

Section 7.2 Maintenance of Existence; Conduct of Business. The Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its existence (except for mergers and consolidations permitted under Section 8.3) and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. The Borrower will conduct, and will cause each Subsidiary to conduct, its business in an orderly and efficient manner in accordance with good business practices.

Section 7.3 Maintenance of Property. The Borrower will maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its Property (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, other than damaged or obsolete inventory and equipment.

Section 7.4 Taxes and Claims. The Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

Section 7.5 Insurance. The Borrower will maintain, and will cause each of the Subsidiaries to maintain, insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by businesses engaged in similar businesses and owning similar Property in the same general areas in which the Borrower and its Subsidiaries operate, provided that in any event the Borrower will maintain and cause each Subsidiary to maintain workmen's compensation insurance, Property insurance, comprehensive general liability insurance, and business interruption insurance reasonably satisfactory to the Lender and naming the Lender as additional insured. Each insurance policy covering the Collateral shall name the Lender as loss payee and shall provide that such policy will not be cancelled or reduced without thirty (30) days prior written notice to the Lender.

Section 7.6 Inspection Rights. At any reasonable time and from time to time, upon reasonable notice, the Borrower will permit, and will cause each Subsidiary to permit, representatives of the Lender to examine the Collateral and conduct Collateral audits, to examine, copy, and make extracts from its books and records, to visit and inspect its Property, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants.

Section 7.7 Keeping Books and Records. The Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 7.8 Compliance with Laws. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.

Section 7.9 Compliance with Agreements. The Borrower will comply, and will cause each Subsidiary to comply, with all agreements, contracts, and instruments binding on it or affecting its Property or business, except where the failure to comply would not have a Material Adverse Effect.

Section 7.10 Further Assurances. The Borrower will, and will cause each Subsidiary to, execute and deliver such further agreements and instruments and take such further action as may be requested by the Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Lender in the Collateral.

Section 7.11 ERISA. The Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 7.12 Permanent Equipment Financing. The Borrower will continue to actively seek Permanent Equipment Financing from one or more additional lenders.

ARTICLE VIII

Negative Covenants

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Revolving Credit Commitment or Equipment Term Commitment hereunder, the Borrower will perform and observe the following negative covenants, unless the Lender shall otherwise consent in writing:

Section 8.1 Debt. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Debt, except:

(a) Debt to the Lender;

(b) Permanent Equipment Financing; and

(c) Existing Debt described on Schedule 8.1 hereto.

Section 8.2 Limitation on Liens. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except (collectively referred to as "Permitted Liens"):

(a) Liens disclosed on Schedule 8.2 hereto;

(b) Liens in favor of the Lender;

(c) Liens related to Permanent Equipment Financing;

(d) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or any Subsidiary to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(e) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

(f) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business; and

(g) Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business.

Section 8.3 Mergers, Etc. Without prior written consent of the Lender, Borrower will not, and will not permit any Subsidiary to, become a party to a merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets of any Person, or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate except that Borrower may merge with any of its Subsidiaries so long as the Borrower is the survivor of such merger, and Subsidiaries may be merged with and into each other.

Section 8.4 Restricted Payments. The Borrower will not declare or pay any dividends or make any other payment or distribution (in cash, Property, or obligations) on account of its equity interests, or redeem, purchase, retire, or otherwise acquire any of its equity interests (except for any redemption that may be required in accordance with the terms of the Series C Preferred Stock), or permit any of its Subsidiaries to purchase or otherwise acquire any equity interest of the Borrower or another Subsidiary, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests.

Section 8.5 Loans and Investments. The Borrower will not make, and will not permit any Subsidiary to make, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, or permit any Subsidiary to purchase, any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a) Readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(b) Fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $100,000,000;

(c) Money market accounts substantially all of the assets of which are invested in investments of the type described in clauses (a) and (b) above; and

(d) Extensions of trade credit in the ordinary course of business consistent with historical practice.

Section 8.6 Limitation on Issuance of Equity. Other than as in existence as of the date of this Agreement or with the Lender's consent, the Borrower will not, and will not permit any of its Subsidiaries to, at any time issue, sell, assign, or otherwise dispose of (a) any of its equity interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its equity interests, or (c) any option, warrant, or other right to acquire any of its equity interests; provided, however, that the limitations contained in this Section 8.6 shall not apply to any interests issued under the Borrower's incentive stock option plan and shall not apply to any interests issued under the Borrower's Series C Preferred Stock.

Section 8.7 Transactions With Affiliates. The Borrower will not enter into, and will not permit any Subsidiary to enter into, any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Borrower or such Subsidiary, except (a) transactions among Obligated Parties, (b) transactions with AHK Leasing and (c) in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

Section 8.8 Disposition of Assets. The Borrower will not sell, lease, assign, transfer, or otherwise dispose of any of its assets, or permit any Subsidiary to do so with any of its assets, except (a) dispositions of inventory in the ordinary course of business or (b) dispositions, for fair value.

Section 8.9 Sale and Leaseback. Other than pursuant to Permanent Equipment Financing, the Borrower will not enter into, and will not permit any Subsidiary to enter into, any arrangement with any Person pursuant to which it leases from such Person real or personal Property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 8.10 Prepayment of Debt. The Borrower will not prepay, and will not permit any Subsidiary to prepay, any Debt, except the Obligations.

Section 8.11  Environmental Protection. The Borrower will not, and will not permit any of its Subsidiaries to, (a) use (or permit any tenant to use) any of their respective Property or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of their respective Property or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any of its Subsidiaries would be responsible.

Section 8.12 Accounting. The Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Lender, or (b) in tax reporting treatment, except as required by law and disclosed to the Lender.

Section 8.13 Additional Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, form or acquire any Subsidiary not listed on Schedule 6.14.

Section 8.14 Change in Management. Through the term of this Agreement, the Borrower will not make, and will not permit any Subsidiary to make, changes to the executive management of the Borrower or its Subsidiaries which involve changes to the positions held by any vice president or any position senior to any vice president, unless such change is satisfactory to Lender, which approval shall not be unreasonably withheld.

ARTICLE IX

Default

Section 9.1 Events of Default. Each of the following shall be deemed an "Event of Default":

(a) The Borrower shall fail to pay the Obligations or any part thereof shall not be paid when due or declared due.

(b) Any representation or warranty made or deemed made by the Borrower, any Subsidiary, or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

(c) The Borrower, any Subsidiary, or any Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in Sections 2.3, 7.1, 7.6 and Article VIII.

(d) The Borrower, any Subsidiary, or any Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in any Loan Document (other than those specified in clauses (a), (b) and (c) of this Section), and, if such failure can be cured, such failure shall continue uncured for a period of ten (10) days after the earlier of (i) the Borrower, any Subsidiary, or any Obligated Party obtains knowledge thereof, or (ii) written notice thereof having been given to the Borrower, any Subsidiary, or any Obligated Party.

(e) The Borrower, any Subsidiary, or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

(f) The Borrower, any Subsidiary, or any Obligated Party shall fail to pay when due any principal of or interest on any Debt in excess of $50,000 (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(g) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower, any Subsidiary, any Obligated Party or any of their respective shareholders, or the Borrower, any Subsidiary, or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and Lien upon any of the Collateral purported to be covered thereby.

(h) Any of the following events shall occur or exist with respect to the Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of the Lender subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed $50,000.

(i) The Borrower, any Subsidiary, or any Obligated Party, or any of their Property, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof.

(j) An involuntary proceeding shall be commenced against the Borrower, any Subsidiary, or any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

(k) The Borrower, any Subsidiary or any Obligated Party shall fail to discharge within a period of sixty (60) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $50,000 against any of its assets or Property.

(l) A final judgment or judgments for the payment of money in excess of $50,000 in the aggregate and not covered by insurance shall be rendered by a court or courts against the Borrower, any Subsidiary, or any Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrower or the relevant Subsidiary or Obligated Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

Section 9.2 Remedies Upon Default. If any Event of Default shall occur and be continuing, the Lender may without notice terminate the Revolving Credit Commitment and the Equipment Term Commitment and declare the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default under Section 9.1(e) or Section 9.1(j), the Revolving Credit Commitment and the Equipment Term Commitment shall automatically terminate, and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower. If any Event of Default shall occur and be continuing, the Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

Section 9.3 Performance by the Lender. If the Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents, the Lender may perform or attempt to perform such covenant or agreement on behalf of the Borrower. In such event, the Borrower shall, at the request of the Lender, promptly pay any amount expended by the Lender in connection with such performance or attempted performance to the Lender, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Lender shall not have any liability or responsibility for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

ARTICLE X

Miscellaneous

Section 10.1 Expenses. The Borrower hereby agrees to pay on demand: (a) all costs and expenses of the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents (not to exceed $25,000), and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for the Lender, (b) all out-of-pocket costs and expenses of the Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for the Lender, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other out-of-pocket costs and expenses incurred by the Lender in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action; the enforcement of its rights and remedies, protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of the Borrower; provided, however, that in the case of each of the foregoing the applicable costs and expenses shall be reasonable.

Section 10.2 INDEMNIFICATION. THE BORROWER SHALL INDEMNIFY THE LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY THE BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTY OR ASSETS OF THE BORROWER OR ANY SUBSIDIARY, OR (E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON; PROVIDED, HOWEVER, NO PERSON SHALL BE INDEMNIFIED HEREUNDER FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 10.3 Limitation of Liability. Neither the Lender nor any Affiliate, officer, director, employee, attorney, or agent of the Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Lender or any of the Lender's Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 10.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Lender shall have the right to act exclusively in the interest of the Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, its Subsidiaries, any of their shareholders or any other Person.

Section 10.5 Lender Not Fiduciary. The relationship between the Borrower and the Lender is solely that of debtor and creditor, and the Lender has no fiduciary or other special relationship with the Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and the Lender to be other than that of debtor and creditor.

Section 10.6 Equitable Relief. The Borrower recognizes that in the event the Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to the Lender. The Borrower therefore agrees that the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 10.7 No Waiver; Cumulative Remedies. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 10.8 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the Lender and the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

Section 10.9 Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by the Lender or any closing shall affect the representations and warranties or the right of the Lender to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower under Sections 10.1 and 10.2 shall survive repayment of the Obligations and termination of the Equipment Term Commitment and the Revolving Credit Commitment.

Section 10.10 ENTIRE AGREEMENT; AMENDMENT. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement and the other Loan Documents to which the Borrower is a party may be amended or waived only by an instrument in writing signed by the parties hereto.

Section 10.11 Notices. All notices and other communications provided for in this Agreement and the other Loan Documents to which the Borrower or any Subsidiary is a party shall be given or made by telex, telegraph, telecopy, cable, or in writing and telexed, telecopied, telegraphed, cabled, mailed by certified mail return receipt requested, or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to the other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopy, subject to telephone confirmation of receipt, or delivered to the telegraph or cable office, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a certified mailed notice, five (5) Business Days after being duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, notices to the Lender pursuant to Article II shall not be effective until received by the Lender.

Section 10.12 Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Dallas County, Texas, and it shall be performable for all purposes in Dallas County, Texas. Any action or proceeding against the Borrower under or in connection with any of the Loan Documents may be brought in any state or federal court in Dallas County, Texas. The Borrower hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. The Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 10.11. Nothing herein or in any of the other Loan Documents shall affect the right of the Lender to serve process in any other manner permitted by law or shall limit the right of the Lender to bring any action or proceeding against the Borrower or with respect to any of its Property in courts in other jurisdictions. Any action or proceeding by the Borrower against the Lender shall be brought only in a court located in Dallas County, Texas.

Section 10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original (including facsimile copies), but all of which together shall constitute one and the same instrument.

Section 10.14 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 10.15 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 10.16 Participations; Etc. The Lender shall have the right at any time and from time to time to grant participations in, and sell and transfer, the Obligations and the Loan Documents. Each actual or proposed participant or assignee, as the case may be, shall be entitled, subject to the provisions of Section 10.21 hereof, to receive all information received by the Lender regarding the Borrower, its Subsidiaries, and any other Obligated Party including, without limitation, information required to be disclosed to a participant or assignee pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant or assignee is subject to the circular or not).

Section 10.17 Construction. The Borrower and the Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel.

Section 10.18 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 10.19 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

Section 10.20 Maximum Interest Rate. No provision of this Agreement or any other Loan Document shall require the payment or the collection of interest in excess of the Maximum Lawful Rate. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors, or assigns of the Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event the Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the Maximum Lawful Rate shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Notes, as determined by the Lender; and, if the principal of the Notes have been paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Lawful Rate, the Borrower and the Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Notes so that interest for the entire term does not exceed the Maximum Lawful Rate.

Section 10.21 Confidentiality. The Lender acknowledges that the Borrower is a publicly traded company and that, for purposes of the applicable securities laws, the Lender is an Affiliate of the controlling stockholder of the Borrower and is covered by Regulation FD. The Lender agrees to keep confidential all non-public information provided to it by or on behalf of the Borrower or any of the Subsidiaries pursuant to this Agreement or any other Loan Document; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any assignee or participant or prospective transferee, if such transferee has agreed in writing to be bound by this Section 10.21, (ii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iii) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming jurisdiction over the Lender, (iv) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law, (vi) which has been publicly disclosed other than in breach of this Agreement, or (vii) in connection with the exercise of any remedy hereunder. Subject to the proviso set forth in the immediately preceding sentence, the Lender agrees that such non-public information shall be used and disclosed only in connection with the Lender's administration of the Advances under this Agreement and will not be furnished or otherwise made available to other departments or operations of the Lender, including without limitation those departments and operations with responsibilities (including contracting) for security and related services of the type provided by the Borrower and its Subsidiaries.

Section 10.22 TEXAS FINANCE CODE SECTION 307.052 COLLATERAL PROTECTION INSURANCE NOTICE. BORROWER IS REQUIRED TO: (a) KEEP THE PROPERTY INSURED AGAINST DAMAGE IN THE AMOUNT SPECIFIED IN THE LOAN DOCUMENTS; (b) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER; AND (c) NAME LENDER AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS AS AND TO THE EXTENT REQUIRED IN THE LOAN AGREEMENT. BORROWER MUST, IF REQUIRED BY LENDER PURSUANT HERETO, DELIVER TO LENDER A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS. IF BORROWER FAILS TO MEET ANY REQUIREMENT SET FORTH IN THIS SECTION 7.15, LENDER MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF BORROWER AT THE BORROWER'S EXPENSE AS AND TO THE EXTENT EXPLICITLY PERMITTED BY THE LOAN DOCUMENTS.

Section 10.23 USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower and its Subsidiaries pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower and its Subsidiaries: When the Borrower or any Subsidiary opens an account, if the Borrower or such Subsidiary is an individual, the Lender will ask for the Borrower's or such Subsidiary's name, taxpayer identification number, residential address, date of birth, and other information that will allow the Lender to identify the Borrower or such Subsidiary, and if the Borrower or such Subsidiary is not an individual, the Lender will ask for the Borrower's or such Subsidiary's name, taxpayer identification number, business address, and other information that will allow the Lender to identify such Borrower or such Subsidiary. The Lender may also ask, if the Borrower or such Subsidiary is an individual, to see the Borrower's or such Subsidiary's driver's license or other identifying documents, and if the Borrower or such Subsidiary is not an individual, to see the Borrower's or such Subsidiary's legal organizational documents or other identifying documents.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

ISECURETRAC CORP.

By:	/s/ Peter A. Michel
Name: Peter A. Michel
Title: Chief Executive Officer

Address for Notices:	5078 S. 111th Street
Omaha, Nebraska 68137
Fax No.:
Telephone No.:
Attention:
e-mail:

Signature Page to Loan Agreement

LENDER:

CRESTPARK LP, INC.

By:	/s/ Heather Kreager
Name: Heather Kreager
Title: Senior Vice President

Address for Notices:	c/o Sammons Corporation
5949 Sherry Lane, #1900
Dallas, Texas 75225
Fax No.:
Telephone No.:
Attention:
e-mail:

Signature Page to Loan Agreement

INDEX TO EXHIBITS

Exhibit	Description of Exhibits

A	Revolving Credit Note
B	Security Agreement
C	Equipment Term Note
D	Revolving Credit Advance Request Form
E	Equipment Advance Request Form
F	Financial Forecasts
G	36 Month Note

INDEX TO SCHEDULES

Schedule	Description of Schedules

6.5	Litigation and Judgments
6.10	Taxes
6.14	Subsidiaries and Ventures
6.15	Agreements
8.1	Debt
8.2	Liens

Index to Exhibits and Schedules

EXHIBIT A

Revolving Credit Note

Exhibit C

EXHIBIT B

Security Agreement

Exhibit C

EXHIBIT C

Equipment Term Note

Exhibit C

EXHIBIT D

Revolving Credit Advance Request Form

Exhibit D

EXHIBIT E

Equipment Advance Request Form

Exhibit E

EXHIBIT F

Financial Forecasts

Exhibit F

EXHIBIT G

Form of 36 Month Note

Exhibit G

SCHEDULE 6.5

Litigation and Judgments

Schedule 6.5

SCHEDULE 6.10

Taxes

Schedule 6.10

SCHEDULE 6.14

Subsidiaries and Ventures

Schedule 6.14

SCHEDULE 6.15

Agreements

Schedule 6.15

SCHEDULE 8.1

Debt

Schedule 8.1

SCHEDULE 8.2

Liens

Schedule 8.2